CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus/Information Statement included in this Registration Statement (Form N-14) of Touchstone Variable Series Trust, to the incorporation by reference of our report dated February 20, 2020, on the financial statements and financial highlights of Touchstone Balanced Fund, Touchstone Aggressive ETF Fund, Touchstone Conservative ETF Fund, and Touchstone Moderate ETF Fund, each a series of Touchstone Variable Series Trust, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019 in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 29, 2021